Filed pursuant to Rule 424(b)(2)

Registration Nos. 333-157386 and 333-157386-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Medium-Term Senior Notes, Series D	$2,219,000	$158.21	(1)

(1)	The filing fee of $158.21 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. The registration fee of $158.21 due for this offering is offset against the $37,018.51 remaining of the fees most recently paid on March 24, 2009, of which $36,860.30 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

April 27, 2010 Medium-Term Notes, Series D No. 2010-MTNDD512 Registration Statement Nos. 333-157386 and 333-157386-01 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in Commodities

2,219 PLUS Based on the Value of the Dow Jones-UBS Commodity IndexSM

due October 27, 2011

Performance Leveraged Upside SecuritiesSM

PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance. The leverage typically applies only for a certain range of price performance. In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return. At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset on the valuation date. The PLUS are not principal protected. The PLUS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the PLUS are subject to the credit risk of Citigroup Inc.

For purposes of this pricing supplement, any reference to the $10 stated principal amount per PLUS in the PLUS product supplement should be understood to mean the $1,000 stated principal amount per PLUS offered in this specific offering of PLUS.

FINAL TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.
Aggregate principal amount:	$2,219,000
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Underwriting fee and issue price” below)
Pricing date:	April 27, 2010
Original issue date:	April 30, 2010
Maturity date:	October 27, 2011
Underlying commodity index:	Dow Jones-UBS Commodity IndexSM
Payment at maturity:

If the final index value is greater than the initial index value,

•  $1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is less than or equal to the initial index value,

•  $1,000 x index performance factor

This amount will be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,180 per PLUS (118% of the stated principal amount)
Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	300%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	133.3635
Final index value:	The index closing value on the valuation date
Valuation date:	October 20, 2011, subject to postponement for non-index business days and certain market disruption events
CUSIP:	17308CNU6
ISIN:	US17308CNU61
Listing:	The PLUS will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.

Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer
Per PLUS	$1,000	$20	$980
Total	$2,219,000	$44,380	$2,174,620

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $992.50 per PLUS. Please see “Syndicate Information” on page 6 for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $20 for each PLUS they sell. See “Fees and selling concessions” on page 6. The selling concession may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by an investor. See “Syndicate Information” on page 6.

Investing in the PLUS involves a number of risks. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PLUS or determined that this pricing supplement and related PLUS product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PLUS PRODUCT SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS,

EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

PLUS Product Supplement filed on December  3, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000119312509246765/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR

ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

PLUS Based on the Value of the Dow Jones-UBS Commodity IndexSM due October 27, 2011

Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities

Exposure to commodities is a component of portfolio diversification. Investors who believe they have underweight exposure to commodities can use the PLUS Based on the Value of the Dow Jones-UBS Commodity IndexSM due October 27, 2011 (the “PLUS”):

■	To gain access to commodities and provide diversification of underlying asset class exposure
■	As an alternative to direct exposure to the underlying commodity index that enhances returns for a certain range of positive performance of the underlying commodity index
■	To enhance returns and potentially outperform the underlying commodity index in a moderately bullish scenario
■

To achieve similar levels of exposure to the underlying commodity index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

The PLUS are exposed on a 1:1 basis to the negative performance of the Dow Jones-UBS Commodity IndexSM. There is no minimum payment at maturity on the PLUS.

Maturity:	18 months

Principal protection:	None

Leverage factor:	300%

Minimum payment at maturity:	$1,180 per PLUS (118% of the stated principal amount)

Dow Jones-UBS Commodity IndexSM Overview

The Dow Jones-UBS Commodity IndexSM provides a diversified and liquid benchmark for commodities as an asset class and is currently composed of futures contracts on nineteen physical commodities. The Dow Jones-UBS Commodity IndexSM is calculated, maintained and published daily by Dow Jones & Company, Inc. and UBS Securities LLC.

Information as of market close on April 27, 2010:

Bloomberg Ticker Symbol:	DJUBS

Current Price:	133.3635

52 Weeks Ago (on 4/28/2009):	107.4940

52 Week High (on 1/6/2010):	145.0288

52 Week Low (on 4/28/2009):	107.4940

April 2010	Page 2

PLUS Based on the Value of the Dow Jones-UBS Commodity IndexSM due October 27, 2011

Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 18-month investment offers 300% leveraged upside on the positive performance of the underlying commodity index, subject to a maximum payment at maturity of $1,180 per PLUS (118% of the stated principal amount).

Investors can use the PLUS to leverage returns by a factor of 300% up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the underlying commodity index.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying commodity index within a certain range of price performance.

Best Case Scenario	The underlying commodity index increases in value and, at maturity, the PLUS redeem for the stated principal amount of $1,000 plus 300% of the index percent increase, subject to a maximum payment at maturity of $1,180 per PLUS (118% of the stated principal amount).

Worst Case Scenario	The underlying commodity index declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline. This amount will be less than the $1,000 stated principal amount and could be zero.

Summary of Selected Key Risks (see page 9)

■	No guaranteed return of principal.

■	No interest payments.

■	Appreciation potential is limited by the maximum payment at maturity.

■

The market price of the PLUS will be influenced by many unpredictable factors, including the value and volatility of the underlying commodity index and the commodities futures contracts that underlie the underlying commodity index.

■

The PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS, and any actual or anticipated change to its credit ratings and credit spreads may adversely affect the market value of the PLUS.

■	Investments, such as the PLUS, linked to the prices of commodities are subject to sharp fluctuations in commodity prices.

■	Investing in the PLUS is not equivalent to investing in the underlying commodity index or the commodities futures contracts that constitute the underlying commodity index.

■	Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying commodity index and the value of the PLUS.

■	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the PLUS.

■	Adjustments to the underlying commodity index by the underlying commodity index publisher could adversely affect the value of the PLUS.

■	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The calculation agent, which is an affiliate of ours, will make determinations with respect to the PLUS.

■	Hedging and trading activity by our affiliates could potentially affect the value of the PLUS.

■	The U.S. federal income tax consequences of an investment in the PLUS are unclear.

April 2010	Page 3

PLUS Based on the Value of the Dow Jones-UBS Commodity IndexSM due October 27, 2011

Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Citigroup Funding Inc., will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying PLUS product supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more than, equal to or less than the stated principal amount based upon the settlement price of the underlying commodity index on the valuation date. The PLUS do not guarantee any return of principal at maturity. The PLUS are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April 27, 2010	April 30, 2010	October 27, 2011

Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.
Principal protection:	None
Underlying commodity index:	Dow Jones-UBS Commodity IndexSM
Underlying commodity index publisher:	Dow Jones & Company, Inc., in conjunction with UBS Securities LLC
Issue price:	$1,000 per PLUS (see “Syndicate Information” on page 6)
Aggregate principal amount:	$2,219,000
Stated principal amount:	$1,000 per PLUS
Denominations:	$1,000 per PLUS and integral multiples thereof
Interest:	None
Payment at maturity:

If the final index value is greater than the initial index value,

•   $1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is less than or equal to the initial index value,

•   $1,000 x index performance factor

This amount will be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,180 per PLUS (118% of the stated principal amount)
Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	300%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	133.3635
Final index value:	The index closing value on the valuation date
Valuation date:	October 20, 2011, subject to postponement for non-index business days and certain market disruption events
Risk factors:	Please see “Risk Factors” beginning on page 9.

April 2010	Page 4

PLUS Based on the Value of the Dow Jones-UBS Commodity IndexSM due October 27, 2011

Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	17308CNU6
ISIN:	US17308CNU61
Tax considerations:

Each holder, by purchasing the PLUS, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the PLUS is respected and subject to the discussion in “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement, the following U.S. federal income tax consequences should result under current law:

•   A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.

•   Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or retirement of the PLUS. Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on the PLUS is effectively connected with a U.S. trade or business.

In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the PLUS should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, hedged our anticipated exposure in connection with the PLUS by taking positions in swaps or futures contracts on the underlying commodity index or on the commodity contracts that underlie the underlying commodity index. Such purchase activity could have increased the value of the underlying commodity index, and therefore increase the value at which the underlying commodity index must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

April 2010	Page 5

PLUS Based on the Value of the Dow Jones-UBS Commodity IndexSM due October 27, 2011

Performance Leveraged Upside SecuritiesSM

ERISA and IRA considerations:

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the PLUS as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the PLUS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the PLUS or (B) its acquisition and holding of the PLUS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of PLUS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the PLUS product supplement for more information.

Fees and selling concessions:

Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the PLUS, will receive an underwriting fee of $20 from Citigroup Funding for each PLUS sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $20 for each PLUS they sell. The underwriting fee and selling concession payable in connection with sales of PLUS may be reduced for volume purchase discounts in accordance with the chart below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the PLUS declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the PLUS product supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:	Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the PLUS will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the PLUS, either directly or indirectly.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7288.

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per PLUS may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of PLUS for Any Single Investor	Price to Public per PLUS	Underwriting Fee per PLUS	Selling Concession per PLUS
< $1,000,000	$1,000.00	$20.00	$20.00
$ $1,000,000 and < $3,000,000	$996.25	$16.25	$16.25
$ $3,000,000 and < $5,000,000	$994.38	$14.38	$14.38
$ $5,000,000	$992.50	$12.50	$12.50

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the PLUS distributed by such dealers.

This pricing supplement represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying PLUS product supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2010	Page 6

PLUS Based on the Value of the Dow Jones-UBS Commodity IndexSM due October 27, 2011

Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000

Leverage factor:	300%

Hypothetical maximum payment at maturity:	$1,200 per PLUS (120% of the stated principal amount)

How it works

■

If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 300% of the appreciation of the underlying commodity index over the term of the PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final index value of 106.67% of the initial index value. Based on the actual and hypothetical terms above:

•	If the underlying commodity index appreciates 5%, investors would receive a 15% return, or $1,150.

•	If the underlying commodity index appreciates 40%, investors will receive only the hypothetical maximum payment at maturity of 120% of the stated principal amount, or $1,200 per PLUS.

■

If the final index value is less than or equal to the initial index value, investors will receive an amount that is less than or equal to the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying commodity index.

•	If the underlying commodity index depreciates 10%, investors would lose 10% of their principal and receive only $900 at maturity, or 90% of the stated principal amount.

•	If the underlying commodity index depreciates 50%, investors would lose 50% of their principal and receive only $500 at maturity, or 50% of the stated principal amount.

April 2010	Page 7

PLUS Based on the Value of the Dow Jones-UBS Commodity IndexSM due October 27, 2011

Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of PLUS that they hold an amount in cash based upon the value of the underlying commodity index, determined as follows:

If the final index value is greater than the initial index value:

$1,000  +  Leveraged Upside Payment;

Leveraged Upside Payment
Principal		Principal		Leverage Factor			Index Percent Increase

$1,000	+	$1,000	×	300%	×	(	final index value – initial index value	)
							initial index value

In no event will the leveraged upside payment result in a payment at maturity greater than a maximum payment at maturity of $1,180 per PLUS (118% of the stated principal amount).

If the final index value is less than or equal to the initial index value:

($1,000  X  Index Performance Factor)

Principal		Index Performance Factor

$1,000	x	final index value
initial index value

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $1,000 and could be zero. There is no minimum payment at maturity on the PLUS.

April 2010	Page 8

PLUS Based on the Value of the Dow Jones-UBS Commodity IndexSM due October 27, 2011

Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying PLUS product supplement and “Risk Factors” in the related prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

■

PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest and do not guarantee the return of any of the stated principal amount at maturity. If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying commodity index. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

■

Volatility of the underlying commodity index. Historically, the value of the underlying commodity index has been volatile. From January 3, 2005 to April 27, 2010, the closing value of the underlying commodity index has been as low as 101.9990 and as high as 237.9530. The volatility of the value of the underlying commodity index may result in your receiving at maturity an amount less than the stated principal amount of your investment in the PLUS.

■

The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,180 per PLUS, or 118% of the stated principal amount. Although the leverage factor provides 300% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 118% of the stated principal amount, any increase in the final index value over the initial index value by more than 6% of the initial index value will not increase the return on the PLUS.

■

Potential for a lower comparable yield. The PLUS do not pay any periodic interest. As a result, if the final index value of the underlying commodity index does not increase sufficiently from its initial index value, the effective yield on the PLUS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

■

The market price of the PLUS will be influenced by many unpredictable factors. Numerous factors will influence the value of the PLUS in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the PLUS in the secondary market, including: the value and volatility of the underlying commodity index, the price and volatility of the commodity contracts that underlie the underlying commodity index, trends of supply and demand for the commodities underlying the underlying commodity index, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. As a result, the market value of the PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the PLUS prior to maturity may result in a loss.

■

The PLUS are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the PLUS. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS, to pay all amounts due on the PLUS at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The PLUS are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the PLUS.

■

Investments linked to commodities are subject to sharp fluctuations in commodity prices. Investments, such as the PLUS, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the settlement price of the underlying commodity index and the value of your PLUS in varying and potentially inconsistent ways. As a result of these or other factors, the price of the underlying commodity index may be, and has recently been, highly volatile (see “Historical Information” on page 17).

■

Not equivalent to investing in the underlying commodity index. Investing in the PLUS is not equivalent to investing in the underlying commodity index or the futures contracts that underlie the underlying commodity index.

■

The underlying commodity index is not a total return index. The PLUS are linked to the Dow Jones-UBS Commodity IndexSM and not to the Dow Jones-UBS Commodity Index Total ReturnSM. The Dow Jones-UBS Commodity IndexSM

April 2010	Page 9

PLUS Based on the Value of the Dow Jones-UBS Commodity IndexSM due October 27, 2011

Performance Leveraged Upside SecuritiesSM

reflects returns that are potentially available through an unleveraged investment in the index components. The Dow Jones-UBS Commodity Index Total ReturnSM is a total return index which, in addition to reflecting the same returns of the Dow Jones-UBS Commodity IndexSM, also reflects interest that could be earned on cash collateral invested in hypothetical three-month U.S. Treasury bills. Because the PLUS are linked to the Dow Jones-UBS Commodity IndexSM and not the Dow Jones-UBS Commodity Index Total ReturnSM, the return from an investment in the PLUS will not reflect this total return feature.

■

The PLUS will not be regulated by the Commodity Futures Trading Commission (“CFTC”). Unlike an investment in the PLUS, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator. Because the PLUS are not interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

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Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying commodity index and the value of the PLUS. The underlying commodity index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the underlying commodity index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the underlying commodity index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the underlying commodity index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the underlying commodity index and, accordingly, the value of the PLUS.

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Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the PLUS. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity index and, therefore, the value of the PLUS.

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Adjustments to the underlying commodity index could adversely affect the value of the PLUS. Dow Jones & Company, Inc., in conjunction with UBS Securities LLC, as the underlying commodity index publisher, may add, delete or substitute the commodity constituting the underlying commodity index or make other methodological changes that could change the value of the underlying commodity index. The underlying commodity index publisher may discontinue or suspend calculation or publication of the underlying commodity index at any time. Any of these actions could adversely affect the value of the PLUS. Where the underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying commodity index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. Citigroup Global Markets may, but is not obligated to, make a market in the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If at any time Citigroup Global Markets were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

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The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the PLUS, as well as the cost of hedging our obligations under the PLUS.

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The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the PLUS product supplement.

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The calculation agent, which is an affiliate of ours, will make determinations with respect to the PLUS. Citigroup Global Markets Inc., the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. will determine the initial index value, the final index value and the index percent increase or index performance factor, as applicable, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets Inc., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of discontinuance of the underlying commodity index, may adversely affect the payout to you at maturity.

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Hedging and trading activity by our affiliates could potentially affect the value of the PLUS. One or more of our affiliates have hedged our obligations under the PLUS. We have carried out hedging activities related to the PLUS (and possibly to other instruments linked to the underlying commodity index), including trading in futures and options contracts on the underlying commodity index as well as in other instruments related to the underlying commodity index. Our affiliates also trade in the component futures contracts of the underlying commodity index and other financial instruments related to the underlying commodity index on a regular basis as part of their general commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the initial index value and, as a result, could have increased the price at which the underlying commodity index must close on the valuation date before you receive a payment at maturity that exceeds the issue price of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the price of the underlying commodity index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the PLUS are unclear. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the PLUS, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the PLUS are uncertain, and the IRS or a court might not agree with the treatment of the PLUS as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the PLUS, the tax consequences of ownership and disposition of the PLUS might be affected materially and adversely. In addition, as described above under “Tax considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the PLUS. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the PLUS should review carefully the section of the accompanying product supplement entitled "Certain United States Federal Income Tax Considerations" and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Performance Leveraged Upside SecuritiesSM

Information about the Underlying Commodity Index

General. Unless otherwise stated, we have derived all information regarding the Dow Jones-UBS Commodity IndexSM provided in this pricing supplement, including its composition, method of calculation and changes in components, from Dow Jones, UBS Securities and UBS AG, publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Dow Jones and UBS. Dow Jones and UBS Securities are under no obligation to continue to publish, and may discontinue or suspend the publication of, the Dow Jones-UBS Commodity IndexSM at any time. Additionally, Dow Jones and UBS Securities can add, delete or substitute the components underlying the Dow Jones-UBS Commodity IndexSM or make other methodological changes that could change the level of the Dow Jones-UBS Commodity IndexSM. Dow Jones and UBS Securities have no obligation to consider the interests of the holders of the PLUS in calculating or revising the Dow Jones-UBS Commodity IndexSM. We do not assume any responsibility for the accuracy or completeness of any information relating to the Dow Jones-UBS Commodity IndexSM.

The Dow Jones-UBS Commodity IndexSM reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities underlying the Dow Jones-UBS Commodity IndexSM. The value of the Dow Jones-UBS Commodity IndexSM is computed on the basis of hypothetical investments in the basket of commodities that make up the Dow Jones-UBS Commodity IndexSM.

The PLUS are linked to the Dow Jones-UBS Commodity IndexSM and not the Dow Jones-UBS Commodity Index Total ReturnSM. The Dow Jones-UBS Commodity IndexSM reflects returns that are potentially available through an unleveraged investment in the components of that index. The Dow Jones-UBS Commodity Index Total ReturnSM is a total return index which, in addition to reflecting the same returns of the Dow Jones-UBS Commodity IndexSM, reflects interest that could be earned on cash collateral invested in hypothetical one-month U.S. Treasury bills.

On May 6, 2009, UBS Securities acquired AIG Financial Product Corp.’s commodity business, as a result of which the Dow Jones-AIG Commodity IndexSM became re-branded as the Dow Jones-UBS Commodity IndexSM effective May 7, 2009. The Dow Jones-UBS Commodity IndexSM has an identical methodology to the Dow Jones-AIG Commodity IndexSM and takes the identical form and format of the Dow Jones-AIG Commodity IndexSM. The Dow Jones-UBS Commodity IndexSM was established on July 14, 1998 to provide a diversified and liquid benchmark for physical commodities as an asset class. The Dow Jones-UBS Commodity IndexSM currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities (on which the futures contracts are based) included in the Dow Jones-UBS Commodity IndexSM for 2010 are aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the Dow Jones-UBS Commodity IndexSM are currently listed for trading on the Chicago Board of Trade (“CBOT”).

The Dow Jones-UBS Commodity IndexSM Advisory Committee and Supervisory Committee

Prior to January 1, 2007, the Dow Jones-AIG Commodity IndexSM Oversight Committee (the “Oversight Committee”) assisted Dow Jones and AIG Financial Products Corp. (“AIG-FP”) in connection with the operation of the Dow Jones-AIG Commodity IndexSM. The Oversight Committee included prominent members of the financial, academic and legal communities and met annually to consider changes to be made to the Dow Jones-AIG Commodity IndexSM for the coming year.

Effective January 1, 2007, Dow Jones and AIG-FP replaced the Oversight Committee with a two-tier structure composed of an Advisory Committee and a Supervisory Committee, which structure is still in place for the Dow Jones-UBS Commodity IndexSM. The purpose of this two-tier structure is to expand the breadth of input into the decision-making process, while also providing a mechanism for a more rapid reaction in the event of any market disruptions or extraordinary changes in market conditions that may affect the Dow Jones-UBS Commodity IndexSM.

The Supervisory Committee is currently composed of three individuals. The Advisory Committee currently consists of nine leading figures from the financial and academic communities. The Supervisory Committee will make all final decisions relating to the Index, given any advice and recommendations of the Advisory Committee.

As described in more detail below, the Dow Jones-UBS Commodity IndexSM is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Dow Jones-UBS Commodity IndexSM are determined each year in June or July, announced in July and implemented the following January.

Four Main Principles Guiding the Creation of the Dow Jones-UBS Commodity IndexSM

The Dow Jones-UBS Commodity IndexSM was created using the following four main principles:

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Economic significance. The Dow Jones-UBS Commodity IndexSM is intended to represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the Dow Jones-UBS Commodity IndexSM uses both liquidity data and U.S. dollar-weighted production data in determining the relative quantities of included commodities. The Dow Jones-UBS Commodity IndexSM

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Performance Leveraged Upside SecuritiesSM

primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Dow Jones-UBS Commodity IndexSM also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (such as gold) relative to non-storable commodities (such as live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Put another way, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the pronouncements of the markets themselves. The Dow Jones-UBS Commodity IndexSM thus relies on data that is both an inherent aspect of the futures market (liquidity) and external to the futures market (production) in determining relative weightings.

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Diversification. A second major goal of the Dow Jones-UBS Commodity IndexSM is to provide diversified exposure to commodities as an asset class. As described further below, diversification rules have been established and are applied annually.

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Continuity. The third goal of the Dow Jones-UBS Commodity IndexSM is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the index from year to year. The Dow Jones-UBS Commodity IndexSM is intended to provide a stable benchmark.

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Liquidity. Another goal of the Dow Jones-UBS Commodity IndexSM is to provide a highly liquid index. The explicit inclusion of liquidity as a weighting factor helps to ensure that the Dow Jones-UBS Commodity IndexSM can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance.

Daily Calculations

The Dow Jones-UBS Commodity IndexSM is calculated daily by Dow Jones, in conjunction with UBS Securities, by applying the impact of the changes to the futures prices of commodities included in the Dow Jones-UBS Commodity IndexSM (based on their relative weightings) to the previous day’s Dow Jones-UBS Commodity IndexSM value. Since the futures contracts included in the Dow Jones-UBS Commodity IndexSM are for physical commodities, they must be rolled periodically according to a fixed schedule in order to maintain exposure to the underlying commodities without taking delivery. The rollover for each contract occurs over a period of five business days during such applicable period.

Annual Reweightings and Rebalancings of the Dow Jones-UBS Commodity IndexSM

The Dow Jones-UBS Commodity IndexSM is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Dow Jones-UBS Commodity IndexSM are determined each year in June under the supervision of the Advisory and Supervisory Committees, announced in July and implemented the following January. The composition of the Index for 2010 was approved by the Supervisory Committee at a meeting held in October 2009.

Determination of Relative Weightings

The relative weightings of the component commodities included in the Dow Jones-UBS Commodity IndexSM are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in the Dow Jones-UBS Commodity IndexSM, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic U.S. dollar value of the futures contract selected as the reference contract for that commodity (the “Designated Contract”), and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Dow Jones-UBS Commodity IndexSM. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic U.S. dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities that were designated for potential inclusion in the Dow Jones-UBS Commodity IndexSM. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities that will be included in the Dow Jones-UBS Commodity IndexSM (the “Index Commodities”) and their respective percentage weights, as described below.

Commodity Index Multipliers

Subject to the Diversification Rules discussed below, CIPs are incorporated into the Dow Jones-UBS Commodity IndexSM by calculating the new unit weights for each Index Commodity. On the fourth business day of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement prices on that date for Designated Contracts included in the Dow Jones-UBS Commodity IndexSM, are used to determine a “Commodity Index Multiplier” or “CIM” for each Index Commodity. This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

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Performance Leveraged Upside SecuritiesSM

Diversification Rules

The Dow Jones-UBS Commodity IndexSM is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the index, the index relies on several diversification rules, which are applied annually when the Dow Jones-UBS Commodity IndexSM is reweighted and rebalanced on a price-percentage basis. The following diversification rules are applied to the annual reweighting and rebalancing of the Dow Jones-UBS Commodity IndexSM as of January of the applicable year:

¡	No related group of commodities (e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the index.

¡	No single commodity (e.g., natural gas or silver) may constitute more than 15% of the index.

¡	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the index.

¡	No single commodity that is in the index may constitute less than 2% of the index.

Following the annual reweighting and rebalancing of the Dow Jones-UBS Commodity IndexSM in January, the percentage of any single commodity or group of commodities will fluctuate and may exceed or be less than the percentages set forth below.

Commodities Available for Inclusion in the Dow Jones-UBS Commodity IndexSM

Commodities have been selected which are believed to be sufficiently significant to the world economy to merit consideration and which are the subject of a qualifying related futures contract. The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, lean hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 19 Index Commodities selected for 2010 are aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

Designated Contracts

A futures contract known as a Designated Contract is selected for each commodity. With the exception of several London Metal Exchange (“LME”) contracts, where UBS Securities believes that there exists more than one futures contract with sufficient liquidity to be chosen as a designated contract for a commodity, UBS Securities selects the futures contract that is traded in North America and denominated in dollars. If more than one such contract exists, UBS Securities selects the most actively traded contract. This process is reviewed by the Advisory and Supervisory Committees. Data concerning this Designated Contract will be used to calculate the Dow Jones-UBS Commodity IndexSM. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available to replace that Designated Contract. The Designated Contracts for the commodities included in the Dow Jones-UBS Commodity IndexSM for 2010 are as follows:

Commodity	Designated Contract	Exchange	Units	Price Quote	Target Weighting***
Aluminum	High Grade Primary Aluminum	LME	25 metric tons	US$/metric ton	5.75%
Coffee	Coffee “C”	NYBOT	37,500 lbs	cents/pound	2.56%
Copper*	High Grade Copper	COMEX	25,000 lbs	cents/pound	7.64%
Corn	Corn	CBOT	5,000 bushels	cents/bushel	7.09%
Cotton	Cotton	NYCE	50,000 lbs	cents/pound	2.00%
Crude Oil	Light, Sweet Crude Oil	NYMEX	1,000 barrels	US$/barrel	14.34%
Gold	Gold	COMEX	100 troy oz.	US$/troy oz.	9.12%
Heating Oil	Heating Oil	NYMEX	42,000 gallons	cents/gallon	3.58%
Live Cattle	Live Cattle	CME	40,000 lbs	cents/pound	3.55%
Lean Hogs	Lean Hogs	CME	40,000 lbs	cents/pound	2.10%
Natural Gas	Henry Hub Natural Gas	NYMEX	10,000 mmbtu	US$/mmbtu	11.55%
Nickel	Primary Nickel	LME	6 metric tons	US$/metric ton	2.37%
Silver	Silver	COMEX	5,000 troy oz.	cents/troy oz.	3.29%
Soybeans	Soybeans	CBOT	5,000 bushels	cents/bushel	7.91%
Soybean Oil	Soybean Oil	CBOT	60,000 lbs	cents/pound	3.00%
Sugar	World Sugar No. 11	CSCE	112,000 lbs	cents/pound	2.89%
Unleaded Gasoline**	Reformulated Blendstock for Oxygen Blending	NYMEX	42,000 gal	cents/gallon	3.53%
Wheat	Wheat	CBOT	5,000 bushels	cents/bushel	4.70%
Zinc	Special High Grade Zinc	LME	25 metric tons	US$/metric ton	3.02%

* The Dow Jones-UBS Commodity IndexSM uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Index.

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Performance Leveraged Upside SecuritiesSM

** As announced by the Oversight Committee on March 3, 2006, The New York Harbour Unleaded Gasoline (HU) contract was replaced in April 2006 by the Reformulated Gasoline Blendstock for Oxygen Blending (RB) futures contract. The transition occurred during the regularly scheduled April 2006 Roll Period. The last HU contract was the May 2006 expiration. The first RB contract was the July 2006 expiration. No changes to the Commodity Index Multipliers occurred as a result of this transition.

*** Reflects the approximate weightings of the 19 commodities included in the Dow Jones-UBS Commodity IndexSM as approved by the Supervisory Committee in October 2009, which became effective in January 2010.

In addition to the commodities set forth in the above table, cocoa, lead, platinum and tin also are considered for inclusion in the Dow Jones-UBS Commodity IndexSM.

Commodity Groups

For purposes of applying the diversification rules discussed above, the commodities available for inclusion in the Dow Jones-UBS Commodity IndexSM are assigned to “Commodity Groups.” The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group:	Target Weighting*:	Commodities:	Commodity Group:	Target Weighting*:	Commodities:
Energy	33.00%	Crude Oil	Livestock	5.66%	Live Cattle
		Heating Oil			Lean Hogs
		Natural Gas
		Unleaded	Grains	19.71%	Corn
		Gasoline
					Soybeans
Precious Metals	12.40%	Gold			Wheat
		Silver
			Softs	7.46%	Cotton
					Sugar
Industrial Metals	18.78%	Aluminum			Coffee
		Copper
		Nickel	Vegetable Oil	3.00%	Soybean Oil
		Zinc

* Reflects the approximate weightings of the seven Commodity Groups of the Dow Jones-UBS Commodity IndexSM as approved by the Supervisory Committee in October 2009, which became effective in January 2010.

The Dow Jones-UBS Commodity IndexSM Is a Rolling Index

The Dow Jones-UBS Commodity IndexSM is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five business days each month according to a pre-determined schedule. This process is known as “rolling” a futures position.

Dow Jones-UBS Commodity IndexSM Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Dow Jones-UBS Commodity IndexSM will be adjusted in the event that UBS Securities determines that any of the following index calculation disruption events exists:

¡	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Dow Jones-UBS Commodity IndexSM on that day;

¡	the settlement price of any futures contract used in the calculation of the Dow Jones-UBS Commodity IndexSM reflects the maximum permitted price change from the previous day’s settlement price;

¡	the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Dow Jones-UBS Commodity IndexSM; or

¡	with respect to any futures contract used in the calculation of the Dow Jones-UBS Commodity IndexSM that trades on the LME, a business day on which the LME is not open for trading.

License Agreement. “Dow Jones®,” “DJ,” “UBS,” “Dow Jones-UBS Commodity IndexSM,” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by Citigroup Global Markets Inc.

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Performance Leveraged Upside SecuritiesSM

The PLUS are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the PLUS or any member of the public regarding the advisability of investing in securities or commodities generally or in the PLUS particularly. The only relationship of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates to Citigroup Global Markets Inc. is the licensing of certain trademarks, trade names and service marks and of the Dow Jones-UBS Commodity IndexSM, which is determined, composed and calculated by Dow Jones in conjunction with UBS Securities without regard to Citigroup Global Markets Inc. or the PLUS. Dow Jones and UBS Securities have no obligation to take the needs of Citigroup Global Markets Inc. or the owners of the PLUS into consideration in determining, composing or calculating the Dow Jones-UBS Commodity IndexSM. None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the PLUS to be issued or in the determination or calculation of the equation by which the PLUS are to be converted into cash. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to the PLUS customers, in connection with the administration, marketing or trading of the PLUS.

Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the PLUS currently being issued by Citigroup Global Markets Inc., but which may be similar to and competitive with the PLUS. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM and Dow Jones-UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and the PLUS.

This pricing supplement relates only to the PLUS and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components. Purchasers of the PLUS should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates. The information in this pricing supplement regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with the PLUS. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP GLOBAL MARKETS INC., OWNERS OF THE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, UBS SECURITIES AND CITIGROUP GLOBAL MARKETS INC., OTHER THAN UBS AG.

All disclosures contained in this pricing supplement regarding the Dow Jones-UBS Commodity IndexSM, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by Dow Jones, UBS Securities, or UBS AG. None of Citigroup Funding Inc., Citigroup Inc., Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

April 2010	Page 16

PLUS Based on the Value of the Dow Jones-UBS Commodity IndexSM due October 27, 2011

Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low daily closing values, as well as end-of-quarter daily closing values, of the underlying commodity index for each quarter in the period from January 3, 2005 through April 27, 2010. The closing value of the underlying commodity index on April 27, 2010 was 133.3635. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the underlying commodity index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying commodity index on the valuation date.

Dow Jones-UBS Commodity IndexSM	High	Low	Period End
2005
First Quarter	165.2460	142.1800	162.0940
Second Quarter	162.3890	146.0780	152.8850
Third Quarter	179.0690	154.1070	178.2490
Fourth Quarter	180.2400	163.3580	171.1490
2006
First Quarter	174.2240	158.7800	165.1940
Second Quarter	187.6280	164.7230	173.2350
Third Quarter	179.9620	156.5870	159.9570
Fourth Quarter	175.2140	156.0750	166.5090
2007
First Quarter	173.5030	155.8800	171.9630
Second Quarter	176.4840	168.5220	169.6710
Third Quarter	179.7150	161.0620	178.2500
Fourth Quarter	185.5680	172.1230	184.9640
2008
First Quarter	219.0930	181.1570	201.5980
Second Quarter	234.1150	199.5660	233.0340
Third Quarter	237.9530	167.3910	167.7760
Fourth Quarter	167.4840	106.0920	117.2440
2009
First Quarter	123.4580	101.9990	109.7820
Second Quarter	131.1160	107.4940	122.5360
Third Quarter	132.9180	113.2370	127.6830
Fourth Quarter	138.9060	124.1740	134.8537
2010
First Quarter	145.0288	126.5582	132.1517
Second Quarter (through April 27, 2010)	136.7546	133.2404	133.3635

Additional Considerations

If no index closing value is available on the valuation date, the calculation agent may determine the final index value in accordance with the procedures set forth in the PLUS product supplement. In addition, if the underlying commodity index is discontinued, the calculation agent may determine the final index value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the underlying commodity index prior to any such discontinuance. You should refer to the section “Description of the Notes—Discontinuance of an Underlying Index” and “—Alteration of Method of Calculation of an Underlying Index” in the PLUS product supplement for more information.

In case of default in payment at maturity of the PLUS, the PLUS will bear interest, payable upon demand of the beneficial owners of the PLUS in accordance with the terms of the PLUS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 1.50% per annum on the unpaid amount due.

PLUSSM is a service mark of Morgan Stanley. Used under license.

© 2010 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

April 2010	Page 17

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this document.

TABLE OF CONTENTS

Page
Pricing Supplement
Final Terms	1
Investment Overview	2
Dow Jones-UBS Commodity IndexSM Overview	2
Key Investment Rationale	3
Summary of Selected Key Risks	3
Fact Sheet	4
Syndicate Information	6
How PLUS Work	7
Payment at Maturity	8
Risk Factors	9
Information about the Underlying Commodity Index	12
Historical Information	17
Additional Considerations	17

PLUS Product Supplement
Summary Information Q&A	PPS-2
Risk Factors	PPS-8
Description of the Notes	PPS-16
Certain United States Federal Income Tax Considerations	PPS-27
Plan of Distribution; Conflict of Interest	PPS-31
ERISA Matters	PPS-31

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution	S-41
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Description of Debt Security and Exchange Agreement Units	24
Limitations on Issuances in Bearer Form	24
Plan of Distribution	26
ERISA Matters	29
Legal Matters	29
Experts	29

Citigroup Funding Inc.

2,219 PLUS

Based on the Value of the

Dow Jones-UBS Commodity IndexSM

Due October 27, 2011

$1,000 Principal Amount per PLUS

Any Payments Due from

Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

April 27, 2010

(Including PLUS Product Supplement

Dated December 3, 2009, Prospectus Supplement

Dated February 18, 2009 and Prospectus Dated

February 18, 2009)